Exhibit 15.1

北京大成（广州）律师事务所 广州市珠江新城珠江东路6 号 周大福金融中心14 层、15 层（07-12）单元 邮编：510623	14/F, 15/F(Unit 07-12), CTF Finance Centre, No.6,Zhujiang East Road, Zhujiang New Town Guangzhou510623 China

dentons.cn

April 28, 2023

To:

Chanson International Holding

No. 26 Culture Road, Tianshan District

Urumqi, Xinjiang, People’s Republic of China

Dear Sirs or Madams,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—Our Corporate Structure—Risks Associated with being based in the PRC” and “Item 10. Additional Information—E.Taxation—People’s Republic of China Enterprise Taxation” in the annual report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”) of Chanson International Holding, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Dentons Law Offices, LLP (Guangzhou)
Dentons Law Offices, LLP (Guangzhou)